Exhibit 5.6

E152

04 March  2022

Valaris Limited

Clarendon House

2 Church Street

Hamilton

Bermuda

HM 11

Dear Sirs,

REGISTRATION STATEMENT ON FORM S-3 – ENSCOROWAN GHANA DRILLING LIMITED

We have been instructed by Valaris Limited (Valaris) to provide a legal opinion in connection with the filing of a registration statement on Form S-3 (the Registration Statement) with respect to the registration for resale under the Securities Act of 1933, as amended, of the senior secured first lien notes due 2028 (the Notes) issued by Valaris and the guarantees of the Notes by EnscoRowan Ghana Drilling Limited (the Company) and certain other subsidiaries of Valaris under the indenture dated 30 April 2021 (the Indenture) between Valaris, certain subsidiaries of Valaris (as Guarantors), and Wilmington Savings Fund Society, FSB (as Trustee and as First Lien Collateral Agent).

1.	Documents Examined

1.1	For the purpose of giving this opinion, we have examined copies of the following documents:

1.1.1	the Indenture;

1.1.2	the certificate of incorporation of the Company dated 26 July 2019;

1.1.3	the certificate to commence business of the Company dated 26 July 2019;

1.1.4	the constitution of the Company dated 26 July 2019;

1.1.5	a written resolution of the sole shareholder of the Company dated 30 April 2021 approving and authorising the entry into and performance of, among other things, the Indenture (the “Shareholder Resolution”); and

1.1.6	a written resolution of the board of directors of the Company dated 30 April 2021 approving and authorising the entry into and performance of, among other things, the Indenture (the “Board Resolution”).

2.	Benefit of Opinion

2.1	This opinion is given for the benefit of the Parity Lien Secured Parties (as defined in the Indenture) in connection with the Indenture.

2.2	This opinion cannot be disclosed to or relied on by any person, other than the Parity Lien Secured Parties in accordance with the provisions of the Indenture, without our prior written consent. However, the Parity Lien Secured Parties may release a copy of this opinion without notice to us and without our prior written consent:

2.2.1	to the extent required by any applicable law or regulation;

2.2.2	to any regulatory authority having jurisdiction over the Parity Lien Secured Parties;

2.2.3	in connection with any actual or potential dispute or claim to which the Parity Lien Secured Parties are a party and relating to the Security Agreement (as defined below); or

2.2.4	to any credit rating agency, insurers, reinsurers, insurance, or reinsurance brokers on a non-reliance basis; or

2.2.5	to the affiliates, assignees, employees, officers, directors, auditors, professional and legal advisers of the Parity Lien Secured Parties on a non-reliance basis.

3.	Scope and Purpose of the Opinion

3.1	We are qualified to practise law in Ghana. This opinion is limited to matters of Ghanaian law as in force and applied at the date of this opinion. We have not investigated the laws of any country other than Ghana and we express no opinion on the laws of any other jurisdiction.

3.2	This opinion is given on the basis of the assumptions set out in Schedule A (Assumptions) and is subject to the qualifications set out in Schedule B (Qualifications).

4.	Opinion

Based on the preceding paragraphs, we are of the opinion that:

4.1	the Company is duly incorporated and validly existing as a limited liability company under the laws of Ghana;

4.2	the Company has full legal capacity, corporate power, and authority to enter into, and perform its obligations under the Indenture; and

4.3	the execution, delivery and performance by the Company of the Indenture do not conflict with, violate, or result in any breach or default of Ghana law, the constitutional documents of the Company or any other document reviewed by us for the purpose of issuing this legal opinion.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

We are aware that Conyers Dill & Pearman and Gibson Dunn & Crutcher will rely on this opinion in rendering their respective opinions to you to be filed with the Registration Statement and we authorise them to so rely.

Yours faithfully,

/s/ Seyram Dzikunu
Seyram Dzikunu

Bentsi-Enchill, Letsa & Ankomah

Schedule A

Assumptions

In giving this opinion, we have assumed after our careful review, and this opinion is given on the basis, that:

1.	all original documents supplied to us are complete, authentic, and up to date, and that all copy documents supplied to us are complete and conform to the originals;

2.	the person or persons who signed the Indenture on behalf of the Company is/are the person(s) who was/were authorised to do so by the relevant authorising resolution;

3.	the Indenture creates legal, valid, binding, and enforceable obligations of the parties (other than the Company) to that document under the laws of their respective jurisdictions;

4.	the copies of the incorporation documents of the Company were true copies of the originals and that no change to those originals has been made since the date on which the copies were certified;

5.	the Board Resolution was duly executed by all the directors of the Company and all requirements relating to disclosure of interest and due consideration of the commercial interests of the Company have been complied with; and

6.	the Shareholder Resolution was duly passed by the sole shareholder of the Company after the board of directors of the Company had fully disclosed all material details relating to the transaction.

We have found nothing to indicate that the above assumptions are not justified.

Schedule B

Qualifications

This opinion is subject to the following qualifications:

1.	no opinion has been expressed as to factual matters or as to any laws other than the laws of Ghana in force at the date of this opinion;

2.	the enforcement of the Indenture may be limited by any laws relating to bankruptcy, insolvency, reorganisation, moratorium, or other similar laws affecting creditors’ rights generally;

3.	reliance has been placed on information obtained from the Company and where an assumption is stated to be made in this opinion, we have not made any independent investigation with respect to the matters the subject of such assumption; and

4.	any claims may be or become barred under laws relating to the limitation of actions or may be or become subject to set-off or counterclaim.

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